Exhibit 99.1

CORPORATE PARTICIPANTS

Tom Spaeth Powerwave Technologies Inc - Treasurer

Kevin Michaels Powerwave Technologies Inc - CFO

Ron Buschur Powerwave Technologies Inc - President and CEO

CONFERENCE CALL PARTICIPANTS

Mike Walkley Canaccord         - Analyst

Steve O’Brien JPMorgan - Analyst

Jason North Jefferies - Analyst

Arun Seshadri Credit Suisse - Analyst

Matt Swope Gleacher - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. And welcome to the fourth-quarter 2011 Powerwave Technologies earnings call. My name is Melanie and I’ll be your coordinator today. At this time all participants are in a listen only-mode. We will accept your questions at the end of this conference.

(Operator Instructions)

As a reminder, today’s meeting will be recorded. I would now like to turn the call over to Mr. Tom Spaeth, Powerwave’s Treasurer. Please proceed.

Tom Spaeth - Powerwave Technologies Inc - Treasurer

Thank you. Good afternoon and welcome to Powerwave Technologies fourth-quarter, 2011 financial-results conference call. I am Tom Spaeth, Powerwave’s Treasurer. Joining us on today’s call are Ron Buschur, President and Chief Executive Officer, and Kevin Michaels, Chief Financial Officer.

Before starting, I would like to point out that various remarks we make about future expectations, plans and prospects for Powerwave including but not limited to, anticipated revenues and revenue growth rates, the split between operator and OEM sales, operating margins, gross profit margins, earnings per share levels, operating expense targets, cash flow projections, revenue composition, supply chain constraints and shortages, manufacturing levels, improvements in cost structure, future cost savings related to our cost-reduction activities, the timing of restructuring actions and associated cost savings, our ability to reduce our use of cash, demand levels for the Company’s product lines including demand for the Company’s advanced technology products and government markets, projected growth in various markets including government, public safety, and defense, trends in wireless infrastructure market, including adoption of 4G capabilities, and increases in spending by North American operators on their networks, the timing of product deliveries and future orders, the Company’s ability to grow its core wireless business and enter into and compete in vertical markets for its products such as government and defense markets, the energy sector and health and medical fields, common stock prices, the Company’s ability to resolve new product production issues, debt purchases, the success of new products and market acceptance in new vertical markets, expense levels, capital expenditure rates, inventory turns, tax rates, and day sales outstanding, are all forward-looking statements which are intended to qualify for the Safe Harbor from liability established by the Private Securities Reform Act of 1995.

These statements are subject to numerous risks and uncertainties that could cause Powerwave’s actual results to be materially different from those projected or implied. Some of the risks and uncertainties include our ability to accurately forecast and anticipate customer orders, our ability to increase sales and conserve cash, our reliance on a limited number of customers, our ability to control operating costs and conserve cash, our ability to realize anticipated cost savings and synergies, execute restructuring activities in a timely fashion without negatively impacting our business, the negative impact on demand for our products due to the macroeconomic environment, reduced demand due to industry consolidation among our major customers, delays or cancellations of wireless network capacity expansions and build outs for both existing networks and new 4G networks, fluctuations in foreign currencies, the ability to accurately forecast cash flows and credit collections, ability to enter into new markets for products and solution, the impact of competitive products and pricing, economic and political conditions, and the loss of one or more significant customer accounts.

Please refer to our press release, Powerwave’s annual report on Form 10-K for the fiscal year ended January 2, 2011, our quarterly report on Form 10-Q for the quarterly period ended October 2, 2011, and other filings which are on file with the Securities and Exchange Commission for additional information on factors which could cause our actual results to be different from those projected or implied. In addition on this call, we will discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements as prepared under GAAP, is included in our press release dated today, which can be found on our website at Powerwave.com and on Business Wire. The press release also has detailed information concerning several of the significant items impacting our results and we urge you to review that information. Now I’m going to turn the call over to Kevin Michaels, Powerwave’s Chief Financial Officer.

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FEBRUARY 14, 2012 / 10:00PM GMT, PWAV - Q4 2011 Powerwave Technologies Earnings

Conference Call

Kevin Michaels - Powerwave Technologies Inc - CFO

Thank you, Tom. With all these risk factors in mind, I would like to start by reviewing our financial results which are also summarized in our press release. Net sales for the fourth quarter of 2011, were $60.1 million and we reported a GAAP net loss of $42.6 million which equates to a basic loss per share of $1.34. This includes a total of $1.3 million of non-cash debt discount amortization and interest accretion expense, related to certain of our outstanding convertible notes, $1.6 million of non-cash pre-tax stock based compensation expense, and $4.7 million of restructuring expense in the quarter. All these charges and amortization totaled approximately $7.6 million for the fourth quarter. On a pro forma basis excluding the restructuring charges, the debt-related charges and the stock based compensation expenses for the quarter, our pro forma net loss was $30 million which equates to a pro forma net loss of $0.95 per share.

I do want to note our per share amounts reflect the impact of the one for five reverse common stock split that was effective as of October 28, 2011. The total shares outstanding for the fourth quarter were approximately 31.7 million shares. Now looking at our revenues on a geographic basis, our total Americas revenue for the fourth quarter was approximately $27.6 million or 46% of revenue. Our total Asia Pacific sales were approximately $17.5 million or 29% of revenue, and total European and other international revenues were $15 million or approximately 25% of revenue. In the fourth quarter, antenna system product group sales totaled $24.7 million, or 41% of total revenue. Base station subsystem sales totaled $20.5 million or 34% of revenue, and coverage solution sales totaled $14.9 million or 25% of revenue. Our total 2G and 2.5G related sales were approximately $24.5 million or 41% of revenue, 3G related sales were approximately $18.1 million or 30% of revenue, and our 4G sales, which includes LTE, were approximately $17.5 million or 29% of revenue.

In terms of our customer profile in the fourth quarter, total OEM sales accounted for approximately 31% of our total revenues, and direct and operator sales account for approximately 69%. Our largest customers for the fourth quarter included AT&T and Samsung, which account for approximately 19% and 15% of revenues for the quarter, respectively.

Moving on to gross margins, on a GAAP basis our total consolidated gross profit margin was a loss of 2.7% in the fourth quarter. In our press release on page 5 there is a table with a reconciliation of the various factors impacting our gross margin for the quarter. On a pro forma basis excluding stock compensation expense which totaled $200,000 and restructuring and impairment charges which totaled $3.2 million, our pro forma gross profit margin was 2.9%.

Next I’ll review our operating expenses for the fourth quarter. Our sales and marketing expenses were $7 million, research and development expenses were $14.5 million, and G&A expenses were $11.1 million. Our total operating expenses, including $1.4 million of stock compensation expense and $1.5 million of restructuring and impairment charges, were $34.1 million for the quarter. On a pro forma basis, which excludes restructuring charges and stock compensation expense, our total operating expenses equaled approximately $31.1 million. In terms of other income and expense, we recorded a total of approximately $5.3 million of other expense in the fourth quarter of 2011. Included in other expense is approximately $1.3 million of non-cash debt discount amortization expense and interest accretion, associated with our 2.75% convertible senior subordinated notes due 2041. In addition, during the quarter we recognized a net foreign currency translation loss of approximately $1.4 million which was due primarily to the stronger Chinese currency. This loss was also included in other expense. On a pro forma basis, excluding the debt related amortization and interest accretion for the quarter, our net other expense was $4 million.

For the fourth quarter, we incurred a tax provision of approximately $1.6 million. While we continue to evaluate our future tax rate based upon our diverse international operations, we currently estimate that our effective worldwide tax rate will be between approximately 15% to 20% for 2012. I want to stress, that this estimate will fluctuate based upon our actual results.

Next I’ll review our balance sheet. Total cash at January 1, 2012 was approximately $70.3 million, of which $6.2 million is restricted cash. Total cash increased $23.7 million from the balance at the end of the third quarter. For the fourth quarter, our cash flow from operations was the use of approximately $11.4 million, which is an improvement of over $14 million from the approximately $26 million used in operations in the third quarter of 2011. For the fourth quarter, our total capital spending was approximately $1.9 million in the quarter. As Ron will discuss, we are finalizing our new restructuring plan, and we’ll move to implement it as quickly as possible. We expect to achieve significant reductions in our operating costs during this year, and significantly reduce our use of cash during 2012, as we move forward with implementing our new restructuring plan.

For the fourth quarter our net inventory was $88.6 million. Our total net accounts receivable was $96.8 million. During the quarter, we completed the sale and lease back of our corporate headquarters facility in Santa Anna, California. We received net proceeds from that transaction of $49.1 million and entered into a 15 year lease of the facility. Now I’d like to turn the call over to Ron Buschur, Powerwave’s President and Chief Executive Officer.

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FEBRUARY 14, 2012 / 10:00PM GMT, PWAV - Q4 2011 Powerwave Technologies Earnings Conference Call

Ron Buschur - Powerwave Technologies Inc - President and CEO

Thank you, Kevin and good afternoon everyone. Before I get started reviewing the Q4 results, I’d like to state that I’m very disappointed with our results for the fourth quarter. We are taking the steps necessary to drive both future revenues, and to assure that we maintain the appropriate cost structure during this difficult global economic environment. We believe that we have the cash resources available to manage through this restructuring period, as well as focus on our current market as well as new vertical markets. We are focused on capturing long-term value that our shareholders deserve, as well as provide superior wireless connectivity, in multiple vertical markets within our comprehensive intellectual property portfolio.

Our business continues to be impacted by several factors, including slow spending in most of our markets, including the Americas, Europe, and the Middle East. In addition, we have seen further slowdown in our OEM customers. We do believe that North America will see a rebound in sales with our major network operator customers, as they begin to move forward with their deployment plans and site build outs. In addition, we now believe that we’re seeing a fundamental change in the OEM market, which we believe will result into further consolidation among the major OEMs. The OEMs continue to drive pricing pressures on suppliers within this chain to gain market share and compete globally with Asian OEMs. We believe this consolidation will make some of our products more like a commodity with these OEM customers.

So with that in mind, we intend to position and sell our products, solutions, and technologies in other vertical markets with large integrator’s and customers who allow Powerwave to offer them a complete solution. At the same time, we can earn a reasonable profit for companies like ours, who have leading edge technologies and solutions. In order to protect your investments in Powerwave and insure that we are positioned to compete and leverage this technology in other vertical markets, and also for the long-term corporate perspective, we are finalizing a new restructuring plan. The goal for this plan will be to further lower our operating breakeven targets to around $70 million for our quarterly revenue. And significantly reduce our operating expenses, thereby conserving our cash resources. Our plan is to quickly further reduce our manufacturing cost structure, in order to reduce the significant variances and absorption issues that you can see in our results. We are implementing additional operational-expense reductions to drive a more cost-effective operating model going forward.

This will generate a significant amount of cash when our business rebounds. We currently expect our new restructuring plan will be implemented over the next two to three quarters, with a significant amount implemented during the first half of this year. For operating expenses, we are targeting to get the quarterly rate around the low $20s, excluding non-cash compensation expenses by the end of the year. We are taking these actions to insure that we are well positioned to capitalize on the growth in our business, once our customers start driving the improvements in coverage and capacity for wireless networks, that we believe will shift to 4G and this will continue to drive additional demand. In addition, we are focusing on our advanced technology and solutions, which lead the industry as well as utilizing this technology and solutions in multiple vertical markets.

This will allow us to meet our long-term strategy of customer diversification, market diversification, as well as driving our business to higher-margin solution sales. We will need to, and we will continue to grow our core business. Our core wireless business is very important to us. I want to note, we have a very strong technology portfolio of product solutions that we believe are the best in the industry. We believe that much of our traditional wireless telecom markets are not properly valuing this type of technology, and that’s why we have focused on expanding into additional market segments such as government sectors globally, the energy sector, and the health and medical fields.

We believe that we can generate true solutions utilizing all of our strong patent portfolio, and superior technology, as well as our engineering resources globally. We believe that our expertise in solution of advanced technologies are superior to what is currently being used and developed in these new vertical markets by the competition. In addition, in these new vertical market segments, we do not have the same level of competition from the Asian competitors that we see in our traditional commercial market. We have already seen some initial success in these new market segments, such as we have recorded initial sales of our RMDUs to the Department of Defense. We have also recorded the first sale of initial trial units for our advanced Pico cell products, with a major government integrator, as well as an agency within the United States government.

To provide you with some information in regards to our advanced technology, our Pico cell product, it offers both LTE and Wi-Fi capability, and has its own operating baseband capability that can be utilized in either a public or private network, up to 1,000 users. This product has been performing well in multiple trials, and comparing it against our competitors, we believe it has been performing very well with several government entities globally. We believe the multiple government agencies will move forward with this advanced technology, faster than the commercial telecom markets. In addition, we have a very high level of interest from these agencies for several of our other advanced products, such as our active antenna array products, our self configuring private network, and our ICC programmable filter. We believe these market opportunities for Powerwave in these new vertical markets are very large and in a range of $7 billion to $10 billion, and are highly profitable.

In summary, I continue to be very excited about the prospects for our business over the next few years. The demand in wireless data is exploding, as seen by exponential growth in the use of smartphones, utilizing voice, video, and data. We believe that we are targeting the new vertical markets that will offer us the best

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FEBRUARY 14, 2012 / 10:00PM GMT, PWAV - Q4 2011 Powerwave Technologies Earnings Conference Call

potential for long-term basis for our shareholders, and allow us to leverage the industry’s best advanced technology and solutions. In the near term, we will take the necessary actions necessary to right size the Company, in order to significantly reduce our breakeven targets, and restructure Powerwave to be positioned to generate future profits, on lower-revenue base. At the same time, we believe this restructuring will assure our success in the wireless telecom market, as well as position Powerwave to become a critical supplier to large government integrators, and government agencies globally, while starting the supply other solutions to other vertical markets. Now I’d like to turn the call over to the operator and address any questions that you may have.

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

Our first question comes from the line of Mike Walkley with Canaccord.

Mike Walkley - Canaccord          - Analyst

Kevin, just in terms of the gross margin structure, are you guys targeting $70 million as your breakeven level and if so, what is the gross margin level around that area. Or what kind of revenue do you need to get back to mid 20%s gross margins maybe asked another way?

Kevin Michaels - Powerwave Technologies Inc - CFO

Well I think part of our restructuring plan, we believe we can bring at that kind of low revenue rate, our gross margins up to those levels and potentially a little bit higher depending on the mix. So the key thing we’re doing here is really on the restructuring side we’re trying to take out a lot of the costs. Right now obviously at this low revenue rate, we have a lot of absorption issues and cost issues and variance issues. So, as we restructure our manufacturing side, we believe we can simply bring back the margins in that model.

Mike Walkley - Canaccord          - Analyst

So that takes two to three quarters you think just to work through that restructuring on the—?

Kevin Michaels - Powerwave Technologies Inc - CFO

Well we think it will happen over the next couple of quarters, so we think we’ll see some improvement as we go through the year. We’re targeting to get it all done by the end of the year.

Mike Walkley - Canaccord          - Analyst

Okay, thanks and then just in terms of your revenue visibility, I know it’s probably tough in the first quarter but with your targeted markets, how large can government become over time? What’s a realistic kind of run rate, maybe exiting 2012, and rate to get there, and then as you look at your North America market with the carrier business, expectations with LTE builds at Sprint and AT&T, just how do you think that business transpires over the course of the year?

Ron Buschur - Powerwave Technologies Inc - President and CEO

Mike, we think that looking at AT&T and Verizon and Sprint that the first quarter as you know is traditionally always a little slower, but we see that there’s plans that are being put in place and are being deployed pretty rapidly here, so we’re expecting to see a nice pick up here in the second quarter as we go into Q3, we think that they will be on track to their build out plans. Looking at the government sector, and the size of the market that we hope to be able to achieve, this year we’re targeting a target

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FEBRUARY 14, 2012 / 10:00PM GMT, PWAV - Q4 2011 Powerwave Technologies Earnings Conference Call

internally for around 10% of our revenue to be derived from the government sales. So we’re somewhat bullish on that government sale this year and some of the opportunities that we currently have in the pipeline, and certainly some of the sales that we’ve already made to these agencies globally. And we are not necessarily just focused on the North America government marketplace as well. It’s foreign government sales as well.

Mike Walkley - Canaccord         - Analyst

Okay, thanks, and just building on that, Ron, Europe was down again. Was that more just due to moving away from the OEMs or is that carrier business still pretty weak and how do you see that market developing?

Ron Buschur - Powerwave Technologies Inc - President and CEO

Well I think part of it was obviously the OEM strategy that we have. I mean we’re not abandoning the OEM market. We still have several good OEM customers that buy our products and solutions, but we understand their need to be able to compete globally as well. So I think that had an impact on some of the sales that we had seen, and then there is obviously a lot of concern still in the European market from a financial perspective, that has slowed down some of the spend. And we’ve seen it in Western Europe as well as Eastern Europe, that certainly Russia was impacted this last quarter.

Mike Walkley - Canaccord         - Analyst

Okay, thanks, one more question and I’ll pass it on. Kevin, just on the balance sheet, inventory was a little higher than our expectations. Do you think moving to the March quarter there’s still some more working capital to squeeze to get closer to a breakeven cash flow in Q1?

Kevin Michaels - Powerwave Technologies Inc - CFO

There certainly is working capital opportunities for us. We’re trying to drive there and hopefully we do it in Q1. We think definitely—hopefully we can get there by Q2. But there is some, as you can see there obviously inventory a little higher, obviously the revenue number was less than we expected, and we end up with additional inventory. But we do believe we can move that stuff out here as we go through this year, and we free up some more working capital.

Mike Walkley - Canaccord         - Analyst

Okay, great. Thanks for taking my questions and best of luck with the restructuring.

Operator

Our next question comes from the line of Steve O’Brien with JPMorgan. Go ahead.

Steve O’Brien - JPMorgan - Analyst

First off on the new target structure, trying to make sure I got the numbers right. Breakeven at $70 million in revenue with low 20%s operating expense, you need to be at about a 30% gross margin there, right, to breakeven?

Ron Buschur - Powerwave Technologies Inc - President and CEO

That’s pretty close, yes.

Steve O’Brien - JPMorgan - Analyst

And so you think that the business in the near term or could be above $70 million in terms of quarterly revenue?

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FEBRUARY 14, 2012 / 10:00PM GMT, PWAV - Q4 2011 Powerwave Technologies Earnings Conference Call

Ron Buschur - Powerwave Technologies Inc - President and CEO

Well, that’s certainly our expectations but we’re structuring the Company to make sure that we can return some profitability back to our shareholders. But more importantly, we can make sure that we position the Company for what we believe is still the growth that’s in this core business that we have in the wireless space. And then focus the efforts on the other vertical markets that will help us with our gross margins across the board and give us a better blend.

Steve O’Brien - JPMorgan - Analyst

Okay. Your comments, Ron on OEMs pushing the commoditized product, it would seem to converse would seem to imply that the carriers may be satisfied with commodity substitutes. Is that the case, are you being displaced at carriers where historically Powerwave sold good product, a good amount of product. And if so, why do you think that there’s an opportunity for revenue to scale up from $60 million where it is in the fourth quarter?

Ron Buschur - Powerwave Technologies Inc - President and CEO

Sure, that’s a fair question. First of all, no, we don’t think that we are losing any of the market share with the operators, it’s to the contrary, we actually have been fairly consistent, and several of our OEM customers have approved and pulled more of our products through, to the end operator customer. I’m really focused on more of some of the filter products and some of the solutions that go into their integrated products, in their vertical integration strategy that they have. And they have, and we’ve talked about this over the past, outsourced a lot of the components around filters and RF conditioning to some of the Asia suppliers. And that is a very difficult pricing model to focus on, but we’re pleased with what we see as far as the operator sales for our antennas and our advanced products.

Kevin Michaels - Powerwave Technologies Inc - CFO

And Steve, this is Kevin. Just to be clear, we do expect while we certainly are taking restructuring actions and trying to lower our breakevens and lower our cost structure, we do expect longer term that the business will improve, that demand will improve with the various operators. We think, as Ron said, we have a strong position with the operator customer base, and we do expect to see revenues higher than these current low levels. We do feel that as we go through this year in the latter half of the year, we feel pretty good that there should be much stronger revenues here.

Steve O’Brien - JPMorgan - Analyst

And in terms of current mix, do you believe that products that are potentially becoming commoditized are a small percentage of the current revenue or what percentage do you think they contribute currently?

Ron Buschur - Powerwave Technologies Inc - President and CEO

They are a small percentage of the current revenue forecast on our annual operating plan and restructuring that we have of the Company to bring the breakeven down to $70 million a quarter. These same filters and some of these advanced solutions that we have sold from an RF conditioning standpoint, are still utilized in our repeater products, they are utilized in some of our DAS solutions as well as our active array and our Picocell. They are just products that we typically had sold to some of the OEMs who were utilizing that in their base station solutions.

Steve O’Brien - JPMorgan - Analyst

Got you. I think I heard a comment about the intellectual property or patent portfolio. I mean, are you looking at efforts there to potentially monetize that? I saw there was a lawsuit in the December quarter but, are those efforts kind of exploratory here? Or is that something that —?

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FEBRUARY 14, 2012 / 10:00PM GMT, PWAV - Q4 2011 Powerwave Technologies Earnings Conference Call

Ron Buschur - Powerwave Technologies Inc - President and CEO

Absolutely, Steve. We have over 735 patents, 400 that are pending, at different stages. We do have a suit that we have filed with a Taiwanese company who we believe is infringing on our intellectual property. And we have some other discussions in place to where some large integrators and some OEM customers are interested in licensing some of the technology that we have developed in some of our future product solution sets.

Steve O’Brien - JPMorgan - Analyst

So do you think it would be more of a licensing model than an outright sale?

Ron Buschur - Powerwave Technologies Inc - President and CEO

Well that’s what we’re looking at this point, but as discussions evolve, you never know what comes out of those discussions. But right now, we believe that they are interested licensing some of the technology that we developed and the solutions.

Steve O’Brien - JPMorgan - Analyst

Got you, and then if I could, do you have an expectation for cash burn here in the near term? It definitely sounds like a couple quarters of more work right before the cost structure will be in line with the new target levels.

Kevin Michaels - Powerwave Technologies Inc - CFO

Well, we are not giving a straight forecast in that but we’re trying to drive it down as low as possible so we think it would stay below the level that we had in this last quarter. So we’re trying to and if we can get some working capital help maybe we can drive it even lower, so that’s what we’re driving for.

Steve O’Brien - JPMorgan - Analyst

Okay, thank you very much.

Operator

Our next question comes from the line of Peter Missit with Jefferies. Go ahead.

Jason North - Jefferies - Analyst

Hi, this is Jason North for Peter. The first question, for the new verticals you’re targeting outside of governments, when do you expect those to ramp and how are you approaching that? Is it mainly directly or indirect sales?

Ron Buschur - Powerwave Technologies Inc - President and CEO

Well the vertical markets we focused on initially Jason as I said, was a government, and that’s something that we expect to see throughout the year. The other sectors we’re going to be taking those on indirectly through some large companies who already have a fundamental solution set that we think we can leverage our technology into, that provides them the wireless connectivity that they need. That’s really focused more towards the Q3 time frame that we’re going to start seeing some acceptance of those products in that space.

Jason North - Jefferies - Analyst

Al right. And then for Q1, you mentioned that there’s going to be typical seasonal weakness. Will some of the ramps here in the US be able to offset that for you or should we just broadly expect typical weakness here in Q1 for revenues?

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FEBRUARY 14, 2012 / 10:00PM GMT, PWAV - Q4 2011 Powerwave Technologies Earnings Conference Call

Ron Buschur - Powerwave Technologies Inc - President and CEO

Well I think right now, Jason, I think for what we see and obviously you have similar input from others, we think that it’s going to be the typical seasonal weakness that you see. But we believe that when you look at it from a go-forward basis from where we exited Q4, we don’t think that it’s obviously going to be any worse than that type of level of performance. We expect to see some improvement.

Jason North - Jefferies - Analyst

So it’s an improvement despite the season weakness is what you’re saying?

Ron Buschur - Powerwave Technologies Inc - President and CEO

Yes, compared to what we had just posted in Q4.

Jason North - Jefferies - Analyst

Okay. Thank you. That’s all I had.

Operator

Our next question comes from the line of Arun Seshadri with Credit Suisse. Go ahead.

Arun Seshadri - Credit Suisse - Analyst

Yes, hi. So I just want to make sure I understood that last comment. So you expect Q1 basically revenue performance to be higher than the $60 million?

Ron Buschur - Powerwave Technologies Inc - President and CEO

That’s correct.

Arun Seshadri - Credit Suisse - Analyst

Okay, got it and you aren’t able to provide a clean forecast, but you expect it to be higher, got it, understood. And that is in spite of the last three years I think Q1 has generally been down about 20% from Q4 or in that vicinity, 17% to 20% but you feel like there’s been enough of revenue leakage that you can basically grow in Q1, is that right?

Kevin Michaels - Powerwave Technologies Inc - CFO

Yes, that’s right and the thing to point out though if you’re looking at past periods, typically the fourth quarter has always been our strongest quarter. So given the fall off we had in the fourth quarter, I think typical patterns probably don’t apply.

Arun Seshadri - Credit Suisse - Analyst

Got it, understood. And then on your overall restructuring plans, can you walk us through how you came up with trying to get to breakeven at the $70 million level? What is the — why $70 million?

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FEBRUARY 14, 2012 / 10:00PM GMT, PWAV - Q4 2011 Powerwave Technologies Earnings Conference Call

Ron Buschur - Powerwave Technologies Inc - President and CEO

Well just looking at the visibility that we have in our current business and what we project the current AOP for 2012 to be, if we assume that this last quarter Q4 was the low point, and based on what we see as far as our product demand here in Q1, we feel very comfortable if we size the business to around a $70 million rate that we should be able to at the end of the year, return some profitability back to our shareholders.

Arun Seshadri - Credit Suisse - Analyst

Okay, so is it too much of a stretch to say that you expect Q1 could be in that $70 million vicinity?

Kevin Michaels - Powerwave Technologies Inc - CFO

Well, I think we’re not trying to give a detailed forecast and I think in our messages as Ron said, we do believe the first quarter will be better than the fourth quarter was. And we think we’ll see some growth throughout the year and we’ll just leave it with that.

Arun Seshadri - Credit Suisse - Analyst

Okay, fair, and then as far as the cost savings that you’ve already action that show up in the Q4 numbers, so how much cost have you taken out prior to the new restructuring plan, and how much of it was in the numbers for Q4?

Kevin Michaels - Powerwave Technologies Inc - CFO

I think we’ve seen probably about, we’ve probably done, we’ve received, recognized in Q4 was about half of the restructuring. The benefits was about half of what we did that we initiated in the fourth quarter that we had previously talked about. So we expect to see some further improvements, doing nothing else we would see some further improvements here in the first quarter coming through that. And now obviously we’re implementing an additional plan starting here in this quarter, and that will drive much further, so that will get to our ultimate goals that we have there.

Arun Seshadri - Credit Suisse - Analyst

Okay, so in terms of operating expenditures, it looks like Q4 versus Q3 was roughly down around $2 million so is that the half you’re referring to or is there additional manufacturing?

Kevin Michaels - Powerwave Technologies Inc - CFO

Yes, well that was the half so we probably would have another $1 million to $2 million reduction doing nothing else in the first quarter. And then we’ve also had some—although the revenue fell off, we’re working on taking some costs out of the manufacturing side, so those activities are still going on and additional ones will go on, so we eventually see some benefits coming in the gross margins.

Arun Seshadri - Credit Suisse - Analyst

Got it. So based on your thoughts on revenue, at what point do you think you can return to cash flow breakeven?

Kevin Michaels - Powerwave Technologies Inc - CFO

Well hopefully, the first half of this year. I mean one of these quarters, some of it will depend on the working capital but clearly our goal is to try to get there as soon as possible so hopefully by the middle of the year.

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FEBRUARY 14, 2012 / 10:00PM GMT, PWAV - Q4 2011 Powerwave Technologies Earnings Conference Call

Arun Seshadri - Credit Suisse - Analyst

So you’re attempting for Q1 but then exit in Q2, Q2 on a run rate basis on a worst case scenario?

Kevin Michaels - Powerwave Technologies Inc - CFO

Yes, I think we’ll have small use of cash in Q1 and by Q2 we should be exiting, hopefully that’s our targets to exit there. But it will depend on the working capital usages, we can do better, it will fluctuate around depending on that.

Arun Seshadri - Credit Suisse - Analyst

And what was working capital sort of use in Q4?

Kevin Michaels - Powerwave Technologies Inc - CFO

Well Q4, our total cash from operations we used about $11 million.

Arun Seshadri - Credit Suisse - Analyst

Okay, and that’s inclusive of CapEx or exclusive?

Kevin Michaels - Powerwave Technologies Inc - CFO

That was excluding the working capital. Excluding CapEx, I’m sorry.

Arun Seshadri - Credit Suisse - Analyst

And capital expenditure for the quarter, I’m sorry I missed it if you’ve already given it out?

Kevin Michaels - Powerwave Technologies Inc - CFO

I think it was about $1.8 million, right around there. A little bit under $2 million.

Arun Seshadri - Credit Suisse - Analyst

Got it so the $12 million was basically — so it would be around $14 million including the CapEx, in terms of the cash burn for the quarter, correct?

Kevin Michaels - Powerwave Technologies Inc - CFO

Yes, right around there.

Arun Seshadri - Credit Suisse - Analyst

Okay, great. Thank you very much.

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FEBRUARY 14, 2012 / 10:00PM GMT, PWAV - Q4 2011 Powerwave Technologies Earnings Conference Call

Operator

Our next question comes from the line of Matt Swope with Gleacher.

Matt Swope - Gleacher - Analyst

Hi guys. Let’s go back to the question of market share, as it relates to the last two quarters. Do you think a loss of market share is a contributing factor to what’s gone on here?

Ron Buschur - Powerwave Technologies Inc - President and CEO

No, we don’t, Matt. We’ve looked at and we go back and it’s pretty clear when you look at the percent of our sales that typically take place in North America, with the major network operators, and you have those discussions with them and we’ve had those discussions with them regarding when they expect to see an uptick and are you buying current products and solutions from our competitors. Because that’s something clearly we want to have visibility into as well. And they clearly identify that no one is seeing increased sales in that area, so no, we don’t believe that we’ve lost market share there. And the other piece when we look at the rollouts that are publicly noted, and we go through the different vendors that supply and support these build outs around North America, none of them are on an aggressive ramp as well, building out any of these sites or cities. So we feel pretty good about that. We have the right products, the right solutions. We’ve got to continue to focus on meeting the needs of the customers as they ramp and I think we’re going to see that here in the next three quarters as we go into 2012, and I think we’re positioned well for that.

Matt Swope - Gleacher - Analyst

I think you mentioned North America both times specifically there. Would those comments you just made apply to the rest of the world as well?

Ron Buschur - Powerwave Technologies Inc - President and CEO

Well, I mean, when you look at the slowness that took place, we had a pretty aggressive growth rate last year if you look at what we did in the Middle East prior to some of the unrest that’s taken place. So I don’t really think one could contribute or say or even draw that conclusion that there’s a loss there or something that’s changed. And Russia has been and that region has been very strong for us, and that customer base in that region was very clear in their concerns about the value of the ruble during that period of time. So, I don’t think there’s a concern in that market space and Europe has been slow and I don’t think there’s a market share loss or gain there. There’s just not a lot of activity. We’re expecting to see that improve here as we get into Q2 and Q3 because many of the operators are talking about building out some of those LTE networks there. And the APAC region we have historically had very good success with our OEM partners who have been pulling those products and solutions through from an antenna perspective, remote radio head and multi-carrier amplifiers in those marketplaces and we expect that to continue.

Matt Swope - Gleacher - Analyst

Got it. Thank you. Somebody earlier asked about some of the North American operators. Would Clearwire also be an opportunity as they go through their buildout in 2012?

Ron Buschur - Powerwave Technologies Inc - President and CEO

They would, Matt, and that’s certainly an opportunity for us that would be possibly upside compared to what we’re currently looking at just from the standpoint of some of the uncertainty around that spectrum and the use of it.

Matt Swope - Gleacher - Analyst

Got it. Moving to the cash side, how much is currently available on your revolving credit facility?

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FEBRUARY 14, 2012 / 10:00PM GMT, PWAV - Q4 2011 Powerwave Technologies Earnings Conference Call

Kevin Michaels - Powerwave Technologies Inc - CFO

The total credit facility is $30 million.

Matt Swope - Gleacher - Analyst

Is all of that available today?

Kevin Michaels - Powerwave Technologies Inc - CFO

I don’t have what it is as of today. I don’t know, off the top of my head I’m not sure of the exact number at the year end. It will be in our 10-K, it will filed next week.

Matt Swope - Gleacher - Analyst

Could you see scenarios where you would draw on that to help with liquidity over the first half of the year?

Kevin Michaels - Powerwave Technologies Inc - CFO

We don’t think we need to. Our plans show we don’t need it. We maintain it. We haven’t used that line since we’ve had it, so it’s obviously a safety net there, and we’re in compliance with all of our covenants so we’ll see.

Matt Swope - Gleacher - Analyst

The bonds have obviously taken a hit during the recent quarters. Would it make sense from a capturing of discount and reducing total debt to use some of your liquidity whether it be cash, or revolver to buy back some bonds in the open market?

Kevin Michaels - Powerwave Technologies Inc - CFO

Yes, I don’t want to comment on that. I mean, that’s a thing obviously down the road we continue to look at, those are options open to us but we don’t want to speculate on that right now.

Matt Swope - Gleacher - Analyst

And just one last one. You were talking about CapEx a minute ago. Just for 2012, do you have a rough estimate of what CapEx can be?

Kevin Michaels - Powerwave Technologies Inc - CFO

It will probably run around the levels we’ve been. It usually runs between $1 million to $2 million a quarter. So I would guess for the year, like $5 million to $8 million somewhere in that kind of range.

Matt Swope - Gleacher - Analyst

Great. Thanks guys.

Operator

Ladies and gentlemen, that does conclude the time that we have available for questions today. I’d like to turn the call back over to Mr. Ron Buschur for closing remarks. Please proceed.

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FEBRUARY 14, 2012 / 10:00PM GMT, PWAV - Q4 2011 Powerwave Technologies Earnings Conference Call

Ron Buschur - Powerwave Technologies Inc - President and CEO

I want to thank everyone for joining us today and your continued interest in Powerwave Technologies. We look forward to sharing with you our results in the first quarter of 2012.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. That does conclude the presentation. You may disconnect. Have a wonderful day.

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